Exhibit 10.18

Date: August 22, 2023
Full Name: Zachary Katz
Let’s make it official!
On behalf of Grindr LLC (the “Company”), I am pleased to offer you the position of General Counsel and Head of Global Affairs, reporting directly to the Company’s Chief Executive Officer. We look forward to you starting your new role on September 18, 2023, or such other mutually agreeable date (the “Start Date”). You will be based in the Company’s Los Angeles, California office, subject to the Company’s applicable remote/flexible work policy. This letter (the “Letter Agreement” or the “Agreement”) contains all of the terms and conditions of the Company’s offer of employment to you and supersedes all prior contracts or agreements with respect thereto, whether oral or written.
Should you agree to accept this offer of “at will” employment, your salary and additional terms of employment shall be subject to the following:
•Hours/ Compensation
◦Hours. This is a full-time exempt position. You will be expected to work a minimum 40 hours per week on average, Monday to Friday. Your hours and days of work are subject to change and you may be required to work additional or different hours from time to time to meet business needs. As an exempt employee, you will not be entitled to overtime. You shall have such duties as are reasonably directed by the Company’s Chief Executive Officer that are not inconsistent with your positions as the Company’s General Counsel and Head of Global Affairs.
◦Compensation. Your annual base salary (“Base Salary”) will be $440,000, which will be paid in accordance with the Company’s established payroll schedule as revised from time- to-time, currently semi-monthly.
◦Performance Bonus. During your employment, you will be eligible to earn an annual discretionary bonus (the “Annual Bonus”). The bonus target for your position will be fifty percent (50%) of your then-current annual base salary, prorated for partial year calendar years. Your actual bonus could be higher or lower, and it will be determined based on the achievement of performance objectives and goals as determined and established annually by the Board of Directors of Grindr, Inc. (the “Board”), or the compensation committee of the Board in its reasonable discretion, including pursuant to any applicable Company bonus program in which you are a participant. Except as otherwise specially provided herein, in order to earn any Annual Bonus, you must be an employee as of the final day of the applicable fiscal year to which the Annual Bonus relates. Except as otherwise specially provided herein, the Annual Bonus shall be paid to you in a single lump-sum payment within two and one-half months after the end of the applicable calendar year to which the Annual Bonus relates.
◦Sign-On Bonus. Upon the commencement of your employment with the Company, you will receive a one-time signing bonus in the amount of $55,000, less applicable withholdings and deductions (the “Sign-On Bonus”). The Sign-On Bonus will be paid to you as an advance and prior to your earning of such Sign-On Bonus and will be paid within thirty (30) days after the Start Date. You will not earn the Sign-On Bonus unless you remain actively and continuously employed with the Company through the six (6) month anniversary of your Start Date, provided that, in the event that your employment is terminated by the Company without Cause, or in the event that you resign your employment with Good Reason, in either case, prior to the date that is six (6) months after your Start Date, you will still receive and have the right to retain the full Sign-On Bonus. If you voluntarily resign from the Company without Good Reason or are terminated for Cause within six (6) months of the Start Date, you agree that you will be required to pay back the full amount of the Sign-On Bonus that you received within thirty (30) days of the date of termination of your employment with the Company.
◦Time-Based Equity. Subject to approval by the Board in coordination with the Compensation Committee, and as soon as practicable after the Start Date, you shall receive 310,000 time-based Restricted Stock Units (the “RSU Grant”), which shall vest over five (5) years, one-fifth (1/5th) on each of the respective five anniversaries of the Start Date, subject to your continued service with the Company through each vesting date. The terms of the RSU Grant shall be governed by the Grindr Inc. 2022 Equity Incentive Plan and an applicable award agreement substantially in the form attached as Exhibit A, which you are required to sign in order to receive the RSU Grant.
◦Performance-Based Equity. Subject to approval by the Board in coordination with the Compensation Committee, you shall receive performance-based Restricted Stock Units representing a right to acquire $2,270,000 of Common Stock (the “PSU Grant”). The PSU Grant shall be awarded as follows:
■On the first occasion (if any) during your employment that the Average Market Capitalization (as defined below) exceeds $3 billion (“First Performance Date”), you shall be granted a number of Restricted Stock Units equal to (a) $1,135,000 divided by (b) the average VWAP for the 90 trading days preceding the First Performance Date, with such number of Restricted Stock Units rounded down to the nearest whole unit.
■On the first occasion (if any) during your employment that the Average Market Capitalization exceeds $4.5 billion (the “Second Performance Date”), you shall be granted a number of Restricted Stock Units equal to (a) $567,500 divided by (b) the average VWAP for the 90 trading days preceding the Second Performance Date, with such number of Restricted Stock Units rounded down to the nearest whole unit.
■On the first occasion (if any) during your employment that the Average Market Capitalization exceeds $6 billion (the “Third Performance Date”), you shall be granted a number of Restricted Stock Units equal to (a) $567,500 divided by (b) the average VWAP for the 90 trading days preceding the Third Performance Date, with such number of Restricted Stock Units rounded down to the nearest whole unit.
If any portion of the PSU Grant is granted prior to the first anniversary of the Start Date (the “First Anniversary”), such award shall fully vest on the First Anniversary, subject to your continued employment by the Company through such date. If any such PSU Grant is granted on or after the First Anniversary, such award shall be fully vested on the grant date. The terms of the PSU Grant shall be governed by the Grindr Inc. 2022 Equity Incentive Plan and an applicable award agreement substantially in the form attached as Exhibit A, which you are required to sign in order to receive the PSU Grant. For the avoidance of doubt, in all such cases, the grant and vesting of the PSU Grant (or portion thereof) shall be subject to your continued service with the Company through each applicable Performance Date. For purposes of the PSU Grant: “Average Market Capitalization” shall mean the daily average of the Company’s Market Capitalization for the 90 trading days preceding a given day. “Market Capitalization” shall mean (a) the VWAP on a given day multiplied by (b) the number of issued and outstanding shares of the Company’s common stock on such day. “VWAP” shall mean, for any given date, the per-share volume-weighted average price (determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours) of a share of the Company’s common stock, as displayed under the heading “Bloomberg VWAP” on the Company’s Bloomberg page (or its equivalent if such page is not available).
•Benefits. You are eligible to participate in the Company’s employee benefits program effective the first day of employment. You will be responsible for all costs not covered under said policies, including, without limitation, deductibles, co-payments and costs for procedures, which are not authorized by the insurance carrier. The Company’s benefits may be modified, eliminated, or replaced with other bonus programs at any time in the Company’s sole discretion.
•Indemnification. Subject to applicable law, with respect to any claims made against you in your capacity as an officer or employee of the Company and its affiliates, you will be advanced expenses and provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws and any separate indemnification agreement between you and the Company, all as amended, and applicable law, and you shall benefit from any directors and officers insurance policies maintained by the Company.
•Other Obligations. You must be free to work for the Company without being in breach of any legally binding obligation which you owe to your current or any former employer or other third party. Accordingly, the Company expects you to honor any legal obligations which apply to you. You represent and warrant that your employment and the performance of your duties for the Company will not violate any agreement (including any non-competition or non-solicitation provision of any such agreement) between you and any other employer, corporation, partnership or other organization. You further acknowledge and agree that the Company has advised you that it is not interested in, and does not want, any confidential information, trade secrets, or other proprietary information that you may have developed or otherwise acquired in connection with any prior employment or business relationship. You represent that you will return to your prior employer all of its property (including without limitation all confidential information, trade secrets, or other proprietary information) and will not use or disclose (and have not used or disclosed) to the Company or for the benefit of the Company any confidential information, trade secrets, or other proprietary information of any prior employer or third party.
•At-Will Employment. Your employment with the Company will be “at will.” Your employment is for no specific term and either you or the Company may terminate your employment relationship with the Company at any time with or without cause or notice. If you decide to terminate your employment with the Company, however, we request that you provide advanced written notice of your last day of employment. Subject to your right to resign for “Good Reason,” the Company reserves the right to eliminate or change any term or condition of employment at any time with orwithout cause or notice. The at-will nature of the employment can only be changed in writing executed by you and the Chief Executive Officer of the Company, on behalf of the Company. Notwithstanding anything to the contrary in this Agreement, if the Company rescinds your employment offer after it has determined that all pre-employment verifications have been satisfactorily completed and you have tendered your resignation to your current employer, other than if the Company would have Cause to terminate your employment, you will be paid the Severance Payment, as defined below, plus the Sign-On Bonus, as defined above, subject to your satisfaction of the Separation Agreement requirements described below.
•Severance.
◦Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you: (i) all of your accrued and unpaid wages earned through your last day of employment (the “Separation Date”) and any earned, but as yet unpaid, Annual Bonus, (ii) any unreimbursed business expenses; (iii) the value of any accrued and unused vacation days; and (iv) any other amounts required by local law or the express terms of any employee benefit plan to be paid to you (items (i), (ii), (iii) and (iv), collectively, the “Accrued Benefits”). The Accrued Benefits will be paid within sixty (60) days following termination of your employment, or such earlier date as may be required by applicable law.
◦Severance Upon Termination Without Cause; Resignation for Good Reason. If the Company terminates your employment without Cause (as defined below) or you resign for Good Reason, then, provided that such termination constitutes a “Separation from Service” (as defined under Treasury Regulation Section 1.409A-1(h)) and provided that you remain in compliance with the applicable terms of this Letter Agreement (including execution and non-revocation of the Separation Agreement described below), the Company shall provide you, as severance, the following (the “Severance”):
■A cash payment equal to the greater of (A) nine (9) months of your Base Salary in effect as of the Separation Date, or (B) the amount of severance payment pursuant to the then-applicable company-wide severance policy as may be adopted by the Company from time to time, subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid in a lump sum cash payment no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided, that the Separation Agreement (as discussed below) has become effective by that time;
■A pro-rata portion of your Annual Bonus for the fiscal year in which your termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company; and
■If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the nine (9) month anniversary of the Separation Date (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and grossed-up to be tax neutral to you (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Separation Agreement, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.
◦Other Terminations. If you resign your employment for any reason other than Good Reason, if the Company terminates your employment for Cause, or if your employment terminates as a result of your death or Disability, then all payments of compensation by the Company to you hereunder other than the Accrued Benefits will terminate immediately, and you will not be entitled to the Severance; provided that if you are terminated for death or Disability, you (or your estate, if applicable) shall receive a pro-rata portion of your Annual Bonus for the fiscal year in which such termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company. For purposes of this Agreement, “Disability” shall have the definition ascribed to it in any applicable disability benefit plan maintained by the Company or, in the absence of such definition, shall mean your inability to perform the essential functions of your position, notwithstanding the provision of any reasonable accommodation, for a consecutive period of at least 91 calendar days or any non- consecutive period of 150 calendar days in any consecutive 365-calendar day period.
◦Conditions to Receipt of Severance. The receipt of the Severance will be subject to you signing and not revoking a separation agreement and general release of claims in substantially the form applicable to the Company’s senior executives (which the Company shall establish within three months after your Start Date) (the “Separation Agreement”) by no later than the sixtieth (60th) day after the Separation Date (the “Release Deadline”). No Severance will be paid or provided until the Separation Agreement becomes effective. You must also resign from all positions and terminate any relationships as an employee, advisor, or officer with the Company and any of its affiliates, each effective on the Separation Date.
◦Cause. For purposes of this Agreement, “Cause” shall mean your action, or failure to act after the date hereof that constitutes any of the following: (a) the plea of guilty or nolo contendere to, or a conviction of a crime involving dishonesty, intentional misconduct, or breach of trust; (b) gross negligence in the performance of your duties; (c) a material breach by you of a fiduciary duty owed to the Company; (d) material breach of any written agreement with the Company; or (e) a knowing and material violation by you of any material policy of the Company pertaining to ethics, wrongdoing or conflicts of interest, which policy had been provided to you in writing or otherwise made generally available prior to such violation; provided, that in the case of conduct described in clauses (b), (c), (d) or (e) “Cause” shall only apply to conduct occurring after the date hereof and, if such conduct is capable of being cured, you shall have a period of no less than twenty (20) days after you are provided with written notice (specifying in reasonable detail the acts or omissions believed to constitute Cause and the steps necessary to remedy such condition, if curable) in which to cure, which such notice specifically identifies the breach or the violation that the Company believes constitutes Cause.
◦Good Reason. For purposes of this Agreement, you shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s C-level employees of no greater than a cumulative 10% reduction); (b) a material diminution in your job duties, responsibilities, authorities or title, including, but not limited to, you not being the General Counsel and Head of Global Affairs of the Company (or ultimate parent company of the entity succeeding to the Company’s business following a Corporate Transaction); (c) the Company requires you to relocate your principal place of work outside of the Los Angeles metropolitan area; (d) the Company materially breaches this Agreement (including any future amendments or restatements hereof); or (e) the Company’s failure to grant you any of the incentive awards contemplated by this Letter Agreement. In order to resign for Good Reason, you must provide written notice to the Board within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, if curable, and if such event is not reasonably cured within such period, you must resign your employment with the Company no later than sixty (60) days after the expiration of the cure period.
Section 409A. It is intended that all of the Severance and other payments payable under this Letter Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Letter Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Letter Agreement (and any definitions hereunder) will be construed and reformed in a manner that complies with Code Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” for purposes of Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon your separation from service set forth herein and/or under any other agreement with the Company are deemed to be “nonqualified deferred compensation” under Code Section 409A, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your separation from service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance is not covered by one or more exemptions from the application of Code Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation Date, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of the Severance.
Subject to you commencing employment, the Company shall pay or reimburse you for reasonable attorneys’ fees and expenses incurred by you in connection with the negotiation of this Agreement, up to a maximum amount of $15,000 promptly upon presentation of appropriate supporting documentation.
Finally, this offer of employment is contingent on: 1) the outcome of acceptable reference checks; 2) a background check; 3) upon you providing the Company with legally required proof of your identity and current authorization to work in the United States; and 4) the execution of a Company arbitration agreement and non-disclosure agreement and any agreements that you may be required to sign in connection with any Company option granted to you.

All of us here at Grindr are excited for you to join the team and look forward to working with you. If you accept this Offer of Employment, please sign by the end of business on August 22, 2023.

Sincerely,

/s/ George Arison
George Arison, Chief Executive Officer

August 22, 2023
Date

I have read and understand this offer letter and accept employment with the Company upon the terms set forth in this offer letter. Agreed and accepted:

/s/ Zachary Katz
Zachary Katz

August 22, 2023
Date

AMENDMENT TO OFFER LETTER
This AMENDMENT TO OFFER LETTER (“Amendment”) is effective as of November 29, 2023 (the “Effective Date”) by and between Grindr Inc., a Delaware corporation (the “Company”), and Zachary Katz (“Executive”).
RECITALS
WHEREAS, Executive is currently serving as the General Counsel and Head of Global Affairs of the Company, pursuant to that certain Offer Letter entered into by and between the Company and Executive, dated August 22, 2023 (the “Agreement”); and
WHEREAS, the Company and Executive hereby wish to amend and supplement the Agreement as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Amendment, the parties agree as follows:
1.Amendments to Agreement.
(a)The section entitled “Performance-Based Equity” under the “Hours/ Compensation” section of the Agreement is hereby deleted in its entirety and replaced with the following:
Performance-Based Equity. You are eligible to receive performance-based Restricted Stock Units representing a right to acquire $2,270,000 of Company Common Stock (the “PSU Grant”) on the terms and conditions set forth below. Subject to approval by the Board in coordination with the Compensation Committee of the Board, the PSU Grant shall be awarded as follows:
•On the first date (if any) during your employment that the Average Market Capitalization (as defined below) exceeds $2.1 billion (such performance threshold condition, “Performance Condition 1” and such date, the “First Performance Date”), you shall be granted a number of Restricted Stock Units equal to (a) $756,666 divided by (b) the average VWAP for the 90 trading days preceding the First Performance Date, with such number of Restricted Stock Units rounded down to the nearest whole unit.
•On the first date (if any) during your employment that the Average Market Capitalization exceeds $2.8 billion (such performance threshold condition, “Performance Condition 2” and such date, the “Second Performance Date”), you shall be granted a number of Restricted Stock Units equal to (a) $756,667 divided by (b) the average VWAP for the 90 trading days preceding the Second Performance Date, with such number of Restricted Stock Units rounded down to the nearest whole unit.
•On the first date (if any) during your employment that the Average Market Capitalization exceeds $3.5 billion (such performance threshold condition, “Performance Condition 3” and such date, the “Third Performance Date”), you shall be granted a number of Restricted Stock Units equal to (a) $756,667 divided by (b) the average VWAP for the 90 trading days preceding the Third Performance Date, with such number of Restricted Stock Units rounded down to the nearest whole unit.
If any portion of the PSU Grant is granted prior to the first anniversary of the Start Date (the “First Anniversary”), such award shall fully vest on the First Anniversary, subject to your continued employment by the Company through such date. If any portion of the PSU Grant is granted on or after the First Anniversary, such award shall be fully vested on the grant date, subject to your continued employment by the Company through such date. The terms of the PSU Grant shall be governed by the Grindr Inc. 2022 Equity Incentive Plan and an applicable award agreement substantially in the form attached as Exhibit A, which you are required to sign in order to receive the PSU Grant. For the avoidance of doubt, in all such cases, the grant and vesting of the PSU Grant (or portion thereof) shall be subject to your Continuous Service (as defined in the Plan) with the Company through the applicable grant date and vesting date, respectively.

Notwithstanding anything to the contrary herein, immediately prior to, and contingent upon, the consummation of a Change in Control (as defined in the Company’s 2022 Equity Incentive Plan), you shall be granted a number of fully vested Restricted Stock Units, subject to your Continuous Service (as defined in the Company’s 2022 Equity Incentive Plan) to the Company through immediately prior to the consummation of such Change in Control, equal to:
•$756,666 divided by the CIC Per Share Consideration (with such number of Restricted Stock Units rounded down to the nearest whole unit) if and only if both (a) the CIC Price exceeds $2.1 billion and (b) Performance Condition 1 has not been previously met (for clarity, the number of Restricted Stock Units calculated under this bullet will be equal to zero if the conditions in both (a) and (b) of this bullet are not met);
•$756,667 divided by the CIC Per Share Consideration (with such number of Restricted Stock Units rounded down to the nearest whole unit) if and only if both (a) the CIC Price exceeds $2.8 billion and (b) Performance Condition 2 has not been previously met (for clarity, the number of Restricted Stock Units calculated under this bullet will be equal to zero if the conditions in both (a) and (b) of this bullet are not met); and
•$756,667 divided by the CIC Per Share Consideration (with such number of Restricted Stock Units rounded down to the nearest whole unit) if and only if both (a) the CIC Price exceeds $3.5 billion and (b) Performance Condition 3 has not been previously met (for clarity, the number of Restricted Stock Units calculated under this bullet will be equal to zero if the conditions in both (a) and (b) of this bullet are not met).
For purposes of the PSU Grant:
“Average Market Capitalization” means the daily average of the Company’s Market Capitalization for the 90 trading days preceding a given day.
“CIC Per Share Consideration” means the consideration payable for one share of the Company’s common stock (including the present value of any non-cash or contingent consideration payable for one share of Company common stock) by the acquiror (or its parent) in connection with the Change in Control.
“CIC Price” means an amount equal to (x) CIC Per Share Consideration, multiplied by (y) the number of fully diluted shares of common stock of the Company as of immediately prior to the consummation of the Change in Control (which shall be calculated consistent with the applicable definition or formula used in the definitive agreement evidencing the Change in Control to calculate the number of fully diluted shares of common stock of the Company as of immediately prior to the Change in Control).
“Market Capitalization” means (a) the VWAP on a given day multiplied by (b) the number of issued and outstanding shares of the Company’s common stock on such day.
“VWAP” means, for any given date, the per-share volume-weighted average price (determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours) of a share of the Company’s common stock, as displayed under the heading “Bloomberg VWAP” on the Company’s Bloomberg page (or its equivalent if such page is not available).
(b)The following sentence is hereby added as the last sentence of the section entitled “Time-Based Equity” under the “Hours/ Compensation” section of the Agreement:
Notwithstanding the foregoing, the RSU Grant shall accelerate and vest in full upon a termination of your employment by the Company without Cause (as defined below) or your resignation of employment with the Company for Good Reason (as defined below), in either case, at any time within twelve (12) months following a Change in Control (as defined in the Grindr Inc. 2022 Equity Incentive Plan, as may be amended from time to time).
2.Full Force and Effect. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

3.Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.
4.Governing Law. This Amendment and the performance hereof shall be construed and governed in accordance with the laws of the State of California without giving effect to its conflicts or choice of law principles.
5.Entire Agreement. This Amendment contains the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof; provided, however, that this Amendment modifies but does not supersede the Agreement.
6.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment to Offer Letter as of the date first written above.

EXECUTIVE:

/s/ Zachary Katz
Name: Zachary Katz

GRINDR INC.

/s/ George Arison
Name: George Arison
Title: Chief Executive Officer